Exhibit 99.1

inContact Reports First Quarter 2014 Financial Results

•	Record software segment revenues of $20.0 million, up 24% year-over-year

•	Consolidated revenue of $37.1 million, up 17% year-over-year

•	Adjusted Q1 EBITDA of $3.0 million highest in 4 years

SALT LAKE CITY – May 6, 2014 – inContact, Inc. (NASDAQ: SAAS), the leading provider of cloud contact center software and contact center optimization tools, today reported financial results for the first quarter ended March 31, 2014.

Said Paul Jarman, inContact CEO, “We had a strong start for 2014 with record Q1 bookings, growing revenues and strong performance from our distribution channels. In Q1, we added customers in healthcare, finance and government, and we expect those verticals to continue to drive growth throughout 2014. For the first quarter, we booked 82 total contracts, 50 with new customers and 32 expansion deals, which represents 21% year over year increase in estimated annual contract value. Q1 was the strongest quarter to date for new customer implementations, which is a critical component to our revenue growth.”

Revenue

Software segment revenue totaled $20.0 million for the quarter ended March 31, 2014, an increase of 24% from $16.2 million in Q1 2013. Combined software and software-related network connectivity revenue for the quarter ended March 31, 2014 was $34.4 million, an increase of 21% from $28.5million for the quarter ended March 31, 2013. Approximately 84% of Network connectivity segment revenues were derived from contracts with customers utilizing our contact center software.

Consolidated revenue for the quarter ended March 31, 2014 was $37.1 million versus $31.6 million for the same period in 2013, an increase of 17%.

Gross Margin

Software segment gross margin for the quarter ended March 31, 2014 was 59% versus 60% for the same period in 2013, and excluding non-cash charges, non-GAAP Software segment gross margin was 72% for the first quarter of 2014, versus 72% in the first quarter of 2013. First quarter 2014 Network connectivity segment gross margin was 36% versus 35%, due to increased efficiencies in call routing related to previous investments in technology, which has resulted in lower variable Network connectivity costs.

Consolidated gross margin percentage was 49% in the first quarter of 2014 compared to 48% for the same period in 2013. Excluding non-cash charges, consolidated gross margin was 56% for the first quarter 2014 compared to 55% for the same period in 2013.

Adjusted EBITDA

Earnings before interest, taxes, depreciation, amortization and stock-based compensation (“Adjusted EBITDA”) for the first quarter of 2014 was $3.0 million versus $2.2 million during the same period in 2013. Adjusted EBITDA is a non-GAAP measure management believes provides important insight into our operating results (see reconciliation of non-GAAP measures below).

Net Loss

Net loss for the quarter ended March 31, 2014 was $1.4 million, or ($0.02) per share, as compared to a net loss of $1.2 million or ($0.02) per share for the same period in 2013.

Jarman concluded, “According to Forrester, the cloud is moving into a second growth phase, with cloud services set to rival traditional infrastructure deployments by 2020. With this strong Q1 start and our lead in this rapidly growing market, inContact is well-positioned for accelerating growth in the coming quarters.”

CONFERENCE CALL INFORMATION

We will host a conference call to discuss our first quarter 2014 financial results later today at 4:30 p.m. Eastern time (1:30 p.m. Pacific).

Dial-In Number: 1-866-952-1907

International: + 1-785-424-1826

Conference ID#: INCONTACT

An audio file of the call will be available after May 7, 2014 on the inContact Investor Relations website at http://investor.incontact.com, in the Webcasts and Presentations section. A replay of the call will be available via telephone after 7:30 p.m. Eastern time today and until May 13, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay Pin Number: 1233200

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on inContact’s current expectations, estimates and projections about inContact’s industry, management’s beliefs, and certain assumptions made by management, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with inContact’s business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; its ability to expand operations; fluctuations in its earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; its ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and its ability to expand, retain and motivate our employees and manage its growth. Further information on potential factors that could affect our financial results is included in inContact’s annual report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. inContact undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

INCONTACT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS - (Unaudited)

(in thousands)

	March 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$44,669	$49,148
Restricted cash	81	81
Accounts and other receivables, net of allowance for uncollectible accounts of $2,213 and $2,203, respectively	20,591	18,682
Other current assets	4,764	4,217

Total current assets	70,105	72,128

Property and equipment, net	26,542	23,716
Intangible assets, net	3,803	3,971
Goodwill	6,563	6,563
Other assets	1,586	1,540

Total assets	$108,599	$107,918

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$9,156	$9,696
Accrued liabilities	5,282	6,482
Accrued commissions	2,137	2,072
Current portion of deferred revenue	2,571	2,440
Current portion of long-term debt and capital lease obligations	3,976	3,461

Total current liabilities	23,122	24,151

Long-term debt and capital lease obligations	4,965	4,580
Deferred rent	467	487
Deferred revenue	4,279	3,981

Total liabilities	32,833	33,199

Total stockholders’ equity	75,766	74,719

Total liabilities and stockholders’ equity	$108,599	$107,918

INCONTACT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

and COMPREHENSIVE LOSS (Unaudited)

(in thousands, except per share data)

	Three months
	ended March 31,
	2014	2013
Net revenue:
Software	$20,009	$16,172
Network connectivity	17,045	15,473

Total net revenue	37,054	31,645

Costs of revenue:
Software	8,235	6,435
Telecom	10,838	10,033

Total costs of revenue	19,073	16,468

Gross profit	17,981	15,177

Operating expenses:
Selling and marketing	10,056	8,422
Research and development	3,760	2,771
General and administrative	5,268	5,045

Total operating expenses	19,084	16,238

Loss from operations	(1,103)	(1,061)
Other income (expense):
Interest expense	(111)	(60)
Other expense	(151)	(25)

Total other expense	(262)	(85)

Loss before income taxes	(1,365)	(1,146)
Income tax expense	(27)	(17)

Net loss and comprehensive loss	$(1,392)	$(1,163)

Net loss per common share:
Basic and diluted	$(0.02)	$(0.02)

Weighted average common shares outstanding:
Basic and diluted	56,145	53,594

INCONTACT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - (Unaudited)

(in thousands)

	Three months ended March 31,
	2014	2013
Cash flows provided by operating activities:
Net loss	$(1,392)	$(1,163)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	1,578	1,392
Amortization of software development costs	1,461	1,079
Amortization of intangible assets	168	53
Amortization of note financing costs	7	4
Interest accretion	1	2
Stock-based compensation	1,048	775
Loss on disposal of property and equipment	153	25
Changes in operating assets and liabilities:
Accounts and other receivables, net	(1,909)	(2,038)
Other current assets	(547)	(120)
Other non-current assets	(46)	(195)
Trade accounts payable	622	998
Accrued liabilities	(1,202)	(1,190)
Accrued commissions	65	351
Other long-term liabilities	(18)	16
Deferred revenue	429	476

Net cash provided by operating activities	418	465

Cash flows used in investing activities:
Payments made for deposits	—	(11)
Acquisition of assets	—	(1,923)
Capitalized internal use software costs	(2,289)	(1,476)
Purchases of property and equipment	(3,189)	(695)

Net cash used in investing activities	(5,478)	(4,105)

Cash flows provided by financing activities:
Proceeds from exercise of options	1,223	1,164
Proceeds from sale of stock under employee stock purchase plan	168	91
Principal payments on long-term debt and capital leases	(810)	(680)
Payments under the revolving credit notes	—	(1,000)

Net cash provided by (used in) financing activities	581	(425)

Net decrease in cash and cash equivalents	(4,479)	(4,065)
Cash and cash equivalents at the beginning of the period	49,148	48,836

Cash and cash equivalents at the end of the period	$44,669	$44,771

SEGMENT REPORTING

We operate under two business segments: Software and Network connectivity (formerly “Telecom”). The Software segment includes all monthly recurring revenue related to the delivery of our software applications, plus the associated professional services and setup fees and revenue related to quarterly minimum purchase commitments through July 2014, from a related party reseller. The Network connectivity segment includes all voice and data long distance services provided to customers.

For segment reporting, we classify operating expenses as either “direct” or “indirect.” Direct expense refers to costs attributable solely to either selling and marketing efforts or research and development efforts. Indirect expense refers to costs that management considers to be overhead in running the business. Management evaluates expenditures for both selling and marketing and research and development efforts at the segment level without the allocation of overhead expenses, such as rent, utilities and depreciation on property and equipment.

Operating segment revenues and profitability for the quarters March 31, 2014 and 2013 were as follows (in thousands-unaudited):

	Three months ended March 31, 2014			Three months ended March 31, 2013
		Network			Network
	Software	Connectivity	Consolidated	Software	Connectivity	Consolidated
Net revenue	$20,009	$17,045	$37,054	$16,172	$15,473	$31,645
Costs of revenue	8,235	10,838	19,073	6,435	10,033	16,468

Gross profit	11,774	6,207	17,981	9,737	5,440	15,177

Gross margin	59%	36%	49%	60%	35%	48%

Operating expenses:
Direct selling and marketing	8,813	757	9,570	6,963	992	7,955
Direct research and development	3,474	—	3,474	2,539	—	2,539
Indirect	5,266	774	6,040	4,745	999	5,744

(Loss) income from operations	$(5,779)	$4,676	$(1,103)	$(4,510)	$3,449	$(1,061)

RECONCILIATION of NON-GAAP MEASURES:

“Adjusted EBITDA” is Earnings Before deductions for Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation. “Gross Margin Before deductions for Depreciation and Amortization and Stock-Based Compensation” is Gross Margin before deductions for Depreciation and Amortization and Stock-Based Compensation. Neither are measures of financial performance under generally accepted accounting principles (GAAP). Adjusted EBITDA and Gross Margin Before deductions for Depreciation and Amortization and Stock-Based Compensation are provided for the use of the reader in understanding our operating results and are not prepared in accordance with, nor does it serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes these measures may better enable an investor to form views of our potential financial performance in the future. These measures have limitations as analytical tools, and investors should not consider these measures in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Reconciliation of Adjusted EBITDA to Net loss applicable to

common stockholders as it is presented on the Condensed Consolidated

Statements of Operations for inContact, Inc.

(in thousands - unaudited)

	Three months ended March 31,
	2014	2013
Net loss and comprehensive loss	$(1,392)	$(1,163)
Depreciation and amortization	3,207	2,524
Stock-based compensation	1,048	775
Interest income and expense, net	111	60
Income tax expense	27	17

Adjusted EBITDA	$3,001	$2,213

Reconciliation of Consolidated Gross Profit and Margin to Consolidated Gross Profit and Margin Before deductions for Depreciation and Amortization and Stock-Based Compensation, as presented in Segment Reporting for inContact, Inc.

(in thousands - unaudited)

	Three months ended March 31, 2014		Three months ended March 31, 2013
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Consolidated gross profit and margin	$17,981	49%	$15,177	48%
Depreciation and amortization	2,607	7%	1,921	6%
Stock-based compensation	139	0%	149	0%

Consolidated gross profit and margin, excluding non-cash charges	$20,727	56%	$17,247	55%

Reconciliation of Software Segment Gross Profit and Margin to Software Segment Gross Profit and Margin Before deductions for Depreciation and Amortization and Stock-Based Compensation, as presented in Segment Reporting for inContact, Inc.

(in thousands - unaudited)

	Three months ended March 31, 2014		Three months ended March 31, 2013
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Software segment gross profit and margin	$11,774	59%	$9,737	60%
Depreciation and amortization	2,582	13%	1,707	11%
Stock-based compensation	135	1%	146	1%

Software segment gross profit and margin, excluding non-cash charges	$14,491	72%	$11,590	72%

About inContact

inContact (NASDAQ: SAAS) is the cloud contact center software leader, helping organizations around the globe create high quality customer experiences. inContact is 100% focused on the cloud and is the only provider to combine cloud software with enterprise-class Network connectivity for a complete customer interaction solution. Winner of 2014 CRM Magazine Rising Star Award, in Cloud Contact Center Solutions, inContact has deployed over 1,300 cloud contact center instances. To learn more, visit www.inContact.com.

inContact® is the registered trademark of inContact, Inc.

CONTACT: Investor Contact: Edward Keaney, Market Street Partners, 415-445-3238, ekeaney@marketstreetpartners.com, or General Contact: Mariann McDonagh, inContact, Chief Marketing Officer, 801-320-3347, mariann.mcdonagh@inContact.com